INSIDER TRADING POLICY
CLEARWATER ANALYTICS HOLDINGS, INC.

PURPOSE

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Clearwater Analytics Holdings, Inc. (“Clearwater”) and the handling of confidential information about Clearwater and the companies with which Clearwater does business. Clearwater’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to Clearwater to avoid even the appearance of impropriety.

PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers and employees of Clearwater and its subsidiaries. Clearwater may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in Clearwater’s securities (collectively referred to in this Policy as “Company Securities”), including Clearwater’s common stock, options to purchase common stock, or any other type of securities that Clearwater may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Clearwater, such as exchange-traded put or call options or swaps relating to Company Securities.

INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Clearwater and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of Clearwater, the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Clearwater for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

STATEMENT OF POLICY

It is the policy of Clearwater that no director, officer or other employee of Clearwater (or any other person designated by this Policy or by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer as subject to this Policy) who is aware of material nonpublic information relating to Clearwater may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans;”

2.Recommend the purchase or sale of any Company Securities;

3.Disclose material nonpublic information to persons within Clearwater whose jobs do not require them to have that information, or outside of Clearwater to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with Clearwater’s policies regarding the protection or authorized external disclosure of information regarding Clearwater; or

4.Assist anyone engaged in the above activities. In addition, it is the policy of Clearwater that no director, officer or other employee of Clearwater (or any other person designated as subject to this Policy) who, in the course of working for Clearwater, learns of material nonpublic information about a company with which Clearwater does business, including a customer or supplier of Clearwater, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Clearwater’s reputation for adhering to the highest standards of conduct.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information: Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities.

Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•A pending or proposed merger, acquisition or tender offer;
•A pending or proposed acquisition or disposition of a significant asset;
•A pending or proposed joint venture;
•A company restructuring;
•Significant related party transactions;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•Bank borrowings or other financing transactions out of the ordinary course;
•The establishment of a repurchase program for Company Securities;
•A change in Clearwater’s pricing or cost structure that would have a material affect on Clearwater’s business, financial condition or cash flows;
•Major marketing changes;
•A change in executive management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Development of a significant new product or service that would have a material affect on Clearwater’s business, financial condition or results of operations;
•Pending or threatened significant litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•The gain or loss of a significant customer or supplier;
•Significant cybersecurity incidents; and
•The imposition of a ban on trading in Clearwater securities or the securities of another company.

If you are unsure whether information is material, you should consult the Chief Financial Officer, or Chief Legal Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

When Information is Considered Public: Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely- available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Clearwater’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, Clearwater were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, Clearwater may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS UNDER COMPANY PLANS

This Policy does not apply in the case of the following transactions, except as specifically noted:

1.Stock Option Exercises: This Policy does not apply to the exercise of an employee stock option acquired pursuant to Clearwater’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Clearwater withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.Restricted Stock Awards: This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have Clearwater withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.
3.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic or lump sum contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in the plan, changes to your election to participate in the plan for any enrollment period, and to your sales of Company Securities purchased pursuant to the plan.

TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE

Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell Clearwater Securities while the officer, employee or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance and Blackouts” and the sales by the recipient of Clearwater Securities occur during a blackout period.

Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

Clearwater has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is Clearwater’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider Clearwater’s preferences as described below:

Short-Term Trading: Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on Clearwater’s short-term stock market performance instead of Clearwater’s long-term business objectives. For these reasons, any director, member of the Executive Leadership Team (the “ELT” and such member of the ELT, an “ELT Member”) and, as may be designated by Clearwater from time to time, certain members of the Senior Leadership Team (the “SLT” and such designated member of the SLT, a “Designated SLT Member”) of Clearwater who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales: Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Clearwater’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Clearwater’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange

Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options: Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on material nonpublic information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of Clearwater’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as Clearwater’s other shareholders. Therefore, Clearwater prohibits you from engaging in such transactions, unless pre-approved pursuant to the following sentence. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees wishing to (1) hold Company Securities in a margin account as collateral for a margin loan or (2) pledged (or hypothecate) Company Securities as collateral for a loan must first submit the proposed transaction for approval by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer. Any request for pre-clearance of such an arrangement must be submitted to the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Standing and Limit Orders: Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. Clearwater therefore discourages placing standing or limit orders on Company Securities. If a director, ELT Member or Designated SLT Member or any individual of the legal and/or accounting teams of Clearwater determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Pre-Clearance and Blackouts.”

PRE-CLEARANCE & BLACKOUTS

Clearwater has established additional procedures in order to assist Clearwater in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures: Directors, ELT Members, Designated SLT Members, accounting employees with the title of vice president or higher, investor relations employees that assist with earnings releases, legal department employees that assist with preparing SEC filings, any employees on Clearwater’s disclosure committee, and any persons designated by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (“Covered Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer. A request for pre-clearance should be submitted to the Chief Legal Officer at least two business days in advance of the proposed transaction. The Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre- clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about Clearwater, and should describe fully those circumstances to the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

If a person seeks pre- clearance and permission to engage in the transaction is granted, then such trade must be effected within five business days of receipt of pre-clearance unless an exception is granted. Such person must promptly notify the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer.

Quarterly Blackout Periods: Covered Persons may not conduct any transactions involving Clearwater’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning [fourteen] calendar days prior to the end of each fiscal quarter and ending after the close of trading on the [second] full trading day following the date of the public release of Clearwater’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning after the close of trading on the second full trading day following the public release of Clearwater’s quarterly earnings and ending fourteen days prior to the close of the next fiscal quarter, subject to the pre-clearance procedures established herein applicable to Covered Persons.

Event-Specific Blackout Periods: From time to time, an event may occur that is material to Clearwater and is known by only a few directors, officers and/or employees, such as a cybersecurity incident. So long as the event remains material and nonpublic, the persons designated by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer may not trade Company Securities. In addition, Clearwater’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer may notify these persons that they should not trade in Clearwater’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to Clearwater as a whole, and should not be communicated to any other person. Even if the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.

RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5.

In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5- 1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Executive Officer, Chief Financial Officer, or Chief Legal Officer and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval ten days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to Clearwater for so long as an individual is in possession of material nonpublic information, which is generally not expected to extend beyond the end of the quarterly blackout period following such persons termination. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre- Clearance and Blackouts” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Clearwater’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company- imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Legal Officer.